UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 13, 2025

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38301	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand-Poitras
Terrebonne, Quebec, Canada, J6Y 1Y4
(Address of principal executive offices, including zip code)

(450) 951-8555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 13, 2025, Ester Loop Infinite Technologies Private Limited (the “India JV”), a joint venture in which Loop Industries, Inc. holds a 50% interest, entered into an agreement with certain landowners and confirming parties (collectively, the “Sellers”) for the acquisition of approximately 93 acres of land in Gujarat, India (the “Project Land”). The Project Land is intended for the development, construction, and operation of an Infinite Loop™ manufacturing facility by the India JV.

Under the agreement, the Sellers will consolidate, acquire, and deliver clear, marketable title to the Project Land, obtain necessary governmental approvals, and construct a bituminous access road to the site. Upon satisfaction of these conditions, the Sellers will transfer the Project Land to the India JV. The Sellers are required to complete the acquisition, consolidation, transfer of title, and receipt of all necessary approvals within five months from the execution date of the agreement, unless extended by the India JV in its sole discretion.

The total purchase price is 9,072,000 Indian rupees (approximately US $103,720) per acre, payable in part as advance payments secured by equitable mortgages over specified land parcels, with the balance payable upon transfer of title. The agreement includes customary representations, warranties, covenants, and termination rights, including the India JV’s right to reject any land parcel that lacks necessary approvals, to terminate the agreement and be refunded all amounts paid under the agreement if the land parcels provided by the Sellers are not contiguous or if other specified events of default occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: August 19, 2025	By:	/s/ Nicolas Lafond
Nicolas Lafond
Interim Chief Financial Officer